Exhibit 99.1

Source: Nasdaq, Inc.

September 05, 2019 09:00 ET

Nasdaq Elevates Ed Knight to Vice Chairman and Promotes John Zecca to Chief Legal Officer

NEW YORK, Sept. 05, 2019 (GLOBE NEWSWIRE) — Nasdaq, Inc. today announced Executive Vice President Edward S. Knight will assume the role of Vice Chairman, effective October 1. Knight will continue to manage global government relations and will serve as a senior advisor on public policy and litigation. With Knight’s transition to Vice Chairman, John A. Zecca has been named Executive Vice President and Chief Legal Officer. Zecca will be responsible for managing Nasdaq’s regulatory oversight, legal counsel, and compliance across the company’s global businesses.

Ed Knight, Nasdaq’s General Counsel since 2001, has championed many causes for investors and public companies: proxy reform; corporate governance modernization, including the JOBS ACT passage in 2012; regulatory reform; immigration reform; and enhancing the self-regulatory organization model. He has worked tirelessly to ensure Nasdaq’s U.S. equity market maintains its position as the premiere, global marketplace for capital formation.

“Ed took Nasdaq’s legal team from a handful of securities lawyers and built it into a global team of regulatory experts and technologists, responsible for surveilling and protecting dozens of markets, millions of investors, and billions of trades, all over the world,” said Adena Friedman, President and CEO, Nasdaq. “His tremendous leadership and steady hand have helped to guide our markets for decades. His time and service at Nasdaq are unmatched, and I am pleased that he will continue in his new role to steer our relationships with governments around the world as he also continues to serve as trusted advisor and counselor to me and others within Nasdaq for the years to come.”

Prior to serving as FINRA’s General Counsel from 1999-2001, Knight served as General Counsel of the U.S. Department of the Treasury for five years, the longest tenured General Counsel since the position was created in 1934. He received the Alexander Hamilton Award from Treasury Secretary Robert Rubin, the Department’s highest award, and the Honor Award from the Secret Service. Knight also served as a member of President Obama’s Transition Team in 2008 and 2009.

Knight currently serves as a Trustee of the University of Texas Law School Foundation, a member of the Advisory Board of Columbia University’s School of International and Public Affairs, and a member of the District of Columbia, Texas and Supreme Court Bars. He is a life member of the Council on Foreign Relations and sits on its Committee on Corporate Affairs. He is a member of TechNet’s Executive Council and also sits on the Leadership Board of the U.S. Chamber of Commerce Center for Capital Markets Competitiveness and the Board of the U.S. Chamber’s U.S.-India Business Council. He will be based in Nasdaq’s Washington, D.C., office and continue to report to Freidman.

John Zecca’s career spans market regulation, corporate law, corporate governance, and market structure. Zecca most recently served as Nasdaq’s General Counsel North America and Chief Regulatory Officer, responsible for Nasdaq’s corporate law, intellectual property and regulatory teams that maintain fair, orderly markets and protect investors. Prior to joining Nasdaq in 2001, Zecca served as legal counsel to a commissioner of the Securities and Exchange Commission, and practiced corporate securities law at both Hogan Lovells and Kaye Scholer. Prior to that role, he served as law clerk for the Honorable John H. Pratt of the United States District Court for the District of Columbia. Zecca received his Bachelor of Science degree from Cornell University and his Juris Doctor from the University of California, Hastings College of the Law. He is a member of the bar in the District of Columbia and California, and a licensed solicitor in England and Wales. Zecca is based in Washington, D.C., and will report to Friedman.

“John is a seasoned legal and regulatory leader with outstanding judgment who has demonstrated expertise across all areas of our business,” stated Friedman. “His legal expertise, management strength, and business acumen will be instrumental as we continue our organizational transformation as a global technology company for the capital markets. I am confident that, in his new role, he will be a tremendous asset to our executive leadership team.”

Knight and Zecca have worked alongside each other at Nasdaq for 18 years and most recently worked together on two major initiatives: the May 2017 launch of Revitalize: The Promise of Market Reform and the April 2019 launch of TotalMarkets: Blueprint for a Better Tomorrow. Both proposals aim to modernize U.S equity markets through structural and regulatory changes.

They also were recognized by the Financial Times as leaders in their field, with Knight being awarded two honors, “FT Global General Counsel 30,” and a special recognition for Driving Transformation in Business and Industry in 2016. Zecca was named one of the Financial Times’ “Six of the Best” in 2017, with his team honored as the “FT Innovative In-House Legal Team” in 2015.

About Nasdaq

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 100 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to approximately 4,000 total listings with a market value of approximately $15 trillion. To learn more, visit: http://business.nasdaq.com.

Media Contacts

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Office: 212 231 5534

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allan.schoenberg@nasdaq.com

Joe Christinat

Office: 646 441 5121

Mobile: 646 284 5920

joseph.christinat@nasdaq.com

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